Exhibit 10.1

DIRECTOR SERVICE AGREEMENT

THIS DIRECTOR SERVICE AGREEMENT (this “Agreement”) is made this 28th day of April 2017, by and among National CineMedia, Inc. (“NCM Inc.” or the “Company”) and National CineMedia, LLC (“NCM LLC”) and Scott Schneider (the “Director”).

WHEREAS, the each of the Company and NCM LLC desires to retain the services of the Director as the Non-Employee Executive Chairman of Boards of Directors of the Company and NCM LLC for the benefit of the Company, NCM LLC and their respective equityholders; and

WHEREAS, the Director desires to serve as the Non-Employee Executive Chairman of the Board of Directors of the Company and as the Non-Employee Executive Chairman of the Board of Directors of NCM LLC;

NOW, THEREFORE, in consideration of the foregoing recitations, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:

SECTION 1. DUTIES.  During the Chairmanship Term (as hereinafter defined), the Director will fulfill his fiduciary duties, make commercially reasonable efforts to attend all prescheduled Board meetings, serve on appropriate committees as reasonably requested and agreed upon by the Board, make himself available to the Company or NCM LLC at mutually convenient times and places and perform such duties, services and responsibilities, and have the authority commensurate to his position as Non-Employee Executive Chairman of the Board, including serving as a liaison between the Board, on the one hand, and the Chief Executive Officer and management, on the other hand.  For the avoidance of doubt, the Director will not serve in a policy-making function.

SECTION 2.  TERM.  The “Chairmanship Term,” as used in this Agreement, shall mean the period of time commencing on January 1, 2017 and terminating on the earliest of (i) December 31, 2017, (ii) the death of the Director or (iii) the removal of the Director from, or his failure to be reelected to, the Board.

SECTION 3.  COMPENSATION.

a.

Fees.  In consideration for the services (described in Section 1 hereto) to be provided by Director during the Chairmanship Term, the Company shall pay to the Director an amount equal to $675,000 (“Chairman Fee”); provided, however, that if, prior to the expiration of the Chairmanship Term, the Director voluntarily resigns from his position as Non-Employee Executive Chairman of the Board of the Directors of the Company, the aggregate amount payable by the Company to the Director pursuant to this Section 3(a) shall be only that portion of the Chairman Fee earned as of the Director’s resignation date.  $405,000 of the Chairman Fee will be comprised of 12 equal cash

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installments payable on the first day of each month beginning on February 1, 2017.  The remainder of the Chairman Fee will be comprised of that number of shares of NCM time-based restricted stock equal to (a) $270,000 divided by (b) the closing price of one share of NCM common stock on January 19, 2017; provided, however, that no fractional shares shall be issued.

b.

Expense Reimbursement.  During the Chairmanship Term, the Company shall reimburse Director for all reasonable business expenses actually paid or incurred by Director in the course of, pursuant to and in furtherance of providing the services hereunder, and such reimbursement of expenses shall be made no later than thirty (30) days following such submission of supporting documentation.

c.

Other Compensation and Benefits.  During the Chairmanship Term, the Director shall receive the same equity awards and other director benefits as are provided to (and on the same terms as) the other Company directors.

SECTION 4.  TERMINATION.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate on the earliest of the following to occur:

(i)the expiration of the Chairmanship Term; or

(ii)

upon the payment by the Company of all amounts due to the Director (including the earned portion of the Chairman Fee) in the event of the Director’s voluntary resignation from his position as Non-Employee Executive Chairman of the Board of the Directors of the Company.

SECTION 5.  MISCELLANEOUS.

a.

Entire Agreement; Amendment.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto.  This Agreement may not be amended or modified in any way except by a written instrument executed by each of the parties hereto.

b.

Notice.  All notices under this Agreement shall be in writing and shall be given by personal delivery, or by registered or certified United States mail, postage prepaid, return receipt requested, to the address set forth below:

If to the Director:Scott Schneider

1 Parley Lane

Ridgefield, CT 06877

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If to the Company:National CineMedia, Inc.

9110 East Nichols Avenue, Suite 200

Centennial, CO 80112

Attention:  Ralph E. Hardy, General Counsel

If to the NCM LLC:National CineMedia, LLC

9110 East Nichols Avenue, Suite 200

Centennial, CO 80112

Attention:  Ralph E. Hardy, General Counsel

or to such other person or persons or to such other address or addresses as Director and the Board or the Company or their respective successors or assigns may hereafter furnish to the other by notice similarly given.  Notices, if personally delivered, shall be deemed to have been received on the date of delivery, and if given by registered or certified mail, shall be deemed to have been received on the fifth business day after mailing.

c.

Governing Law.  The rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and shall be governed by, the laws of the State of Colorado, without regard to principles of conflict of laws.

d.

Assignment: Successors and Assigns.  No Party hereto may make any direct or indirect assignment or subcontracting of this Agreement or any interest herein, by operation of laws or otherwise, without the prior written consent of the other Parties hereto. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, personal representatives, executors, legal representatives, successors and permitted assigns.

e.

Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

f.

     Section Headings.  The section or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

g.

Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.  Any signature page delivered by facsimile or PDF signature shall

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be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Dated: April 28, 2017	/s/Scott Schneider Scott Schneider (Director)

Dated: April 28, 2017	NCM, INC. /s/ Andrew J. England By: Andrew J. England, Chief Executive Officer

Dated: April 28, 2017	NCM LLC /s/ Andrew J. England By: Andrew J. England, Chief Executive Officer

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